EXHIBIT 10.35

[SEARS HOLDINGS LETTERHEAD]

December 20, 2011

Mr. Imran Jooma

Dear Imran,

I am pleased to inform you that the Compensation Committee of SHC’s Board of Directors has approved your promotion and base salary increase, which will be effective retroactive to November 2, 2011, subject to the contingency listed below. In addition, you will report to Lou D’Ambrosio, Chief Executive Officer and President in your new role.

Your base salary increase is as follows:

•	Annual base salary at a rate of $650,000.

•
Your annual incentive opportunity will remain at 75% of your base salary under Sears Holdings Annual Incentive Plan (“AIP”). Any incentive payable under the 2011 AIP will be prorated based on the amount of time spent at each salary level through January 28, 2012, the last day of Sears Holdings 2011 fiscal year. Your 2011 AIP also will continue to be measured 50% against the financial performance of Online BOP and 50% Online Total Gross Margin. Any annual incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date.

The table below summarizes the changes in your compensation:

	Title	Base	AIP Target	Target Total Cash
Current	SVP and President, eCommerce	$500,000	75%	$875,000
New	SVP and President, Online, Marketing, Pricing, and Financial Services	$650,000	75%	$1,137,500
Increase		30%		30%

•
You will be required to sign a new Executive Severance Agreement (“Agreement”).  If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Agreement, you will agree, among other things, not to disclose confidential information and for twelve (12) months following employment not to solicit employees.  You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. Please note that upon execution, this Agreement will supersede all previous severance agreements between you and SHC. The enclosed copy of this

Mr. Imran Jooma
December 20, 2011

Agreement (including the Appendix A) also replaces the executive severance agreements sent to you August 31, 2011 and again September 6, 2011 in connection with the retention award. The new position, increase in annual base pay and the retention award are conditioned upon you signing this Agreement.

•	This offer is also contingent upon satisfactory completion of a background reference check based on Company policy.

Imran, your new opportunity is a direct result of your leadership, performance and the many contributions you make to the Company every day. We appreciate everything you do to make a difference and bring value to our Company, our associates and our shareholders. I look forward to working with you in your new position.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to me.

Sincerely,

/s/ J. David Works

J. David Works
Senior Vice President and President,
Talent and Human Capital Services

Accepted:

/s/ Imran Jooma	12/21/2011
Imran Jooma	Date